FORM 8-A

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Pro-Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Nevada	04-3562325
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

189 Wells Avenue

Newton, Massachusetts 02459

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

Common Stock, $.001 Par Value	American Stock Exchange
Title of each class to be so registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

None

(Title of class)

Item 1.    Description of Registrant’s Securities to be Registered

The Registrant is authorized to issue 100,000,000 shares of common stock, $0.001 par value per share. Each share of common stock is entitled to one vote on all matters on which holders of common stock are entitled to vote. Shares of common stock do not have any cumulative voting rights. Common stockholders are entitled to receive such dividends as the Registrant’s board of directors may declare, out of legally available funds. Common stockholders have no pre-emptive, conversion, redemption, subscription or similar rights. If the Registrant were to be liquidated, dissolved or wound up, common stockholders would be entitled to share equally in any of the Registrant’s assets legally available for distribution after the Company satisfied outstanding debts, other liabilities or liquidation preferences, if any.

The Registrant has no charter or by-law provisions that would delay, defer or prevent a change in control of the Registrant.

Item 2.    Exhibits.

1.	Articles of Incorporation of the Registrant, dated January 26, 2001*

2.	Amended and Restated By-laws of the Registrant**

*    Incorporated by reference to the Registrant’s Registration Statement on form 10-SB, filed with the Commission on June 13, 2001.

**    Incorporated by reference to the Registrant’s Quarterly Report on Form 10-QSB for the period ended September 30, 2001, as filed with the Commission on November 14, 2001.

(The remainder of this page intentionally blank. Signature page follows)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PRO-PHARMACEUTICALS, INC.

By:	/s/ David A. Christopher

Name: Title:	David A. Christopher Chief Financial Officer and Treasurer

Date: September 9, 2003